EXHIBIT 10.1

EMPLOYMENT AGREEMENT

BETWEEN

KORN/FERRY INTERNATIONAL

AND

STEPHEN J. GIUSTO

i

12.	Resolution of Disputes	12

13.	Indemnification	12

	(a) Company Indemnity	12
	(b) No Presumption Regarding Standard of Conduct	13
	(c) Liability Insurance	13

14.	Effect of Agreement on Other Benefits	13

15.	Expenses of Counsel for Executive	13

16.	Assignment; Binding Nature	13

17.	Representations	14

18.	Entire Agreement	14

19.	Amendment or Waiver	14

20.	Severability	14

21.	Survivorship	14

22.	Beneficiaries/References	14

23.	Governing Law	15

24.	Counterparts and Facsimile	15

25.	Notices	15

ii

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of October 10, 2007, by and between KORN/FERRY INTERNATIONAL, a Delaware corporation with its principal offices in Los Angeles, California (the “Company”), and STEPHEN J. GIUSTO, an individual (the “Executive”).

1. Employment. The Company agrees to employ Executive and Executive agrees to be employed by the Company upon the terms and conditions set forth in this Agreement.

2. At-Will Employment. Executive’s employment under this Agreement will begin on November 1, 2007 (the “Start Date”), unless otherwise mutually agreed by the Company and Executive. Subject to compliance with this Agreement, the Company may terminate Executive’s employment, with or without Cause (as defined in Section 6(i) of this Agreement), for any reason or no reason and with or without advance notice, upon a resolution adopted by a majority of the then-serving members of the Board other than Executive. Executive may terminate his employment at any time, for any or no reason, with or without Good Reason (as defined in Section 6(i) of this Agreement) upon thirty (30) days advance written notice to the Company.

3. Position, Duties and Responsibilities. Executive will serve as Executive Vice President and Chief Financial Officer with duties and responsibilities customary to such offices and shall report to the Company’s Chief Executive Officer (the “CEO”). At the request of the CEO, Executive will serve as an officer or director of the Company’s subsidiaries and other affiliates without additional compensation. Executive will devote substantially all of Executive’s business time and attention to the performance of Executive’s obligations, duties and responsibilities under this Agreement. Subject to Company policies applicable to senior executives generally, Executive may engage in personal, charitable, professional and investment activities to the extent such activities do not conflict or interfere with Executive’s obligations to, or Executive’s ability to perform the normal duties and functions of Executive pursuant to this Agreement.

The Company acknowledges and understands that, as of the effective date of this Agreement, Executive engages in the following non-profit, civic activities: (i) member of the board of trustees of Cate School; (ii) member of the Dean’s Advisory Council for the Business School at Cal Poly; and (iii) member of the board of directors of the Orange County Chapter of the American Cancer Society. Upon approval of the Company, which will not be unreasonably withheld, Executive may also serve as a member of the board of directors and/or advisory boards of no more than two (2) for profit entities, provided that such entities are not engaged in business activities that are competitive with the Company.

4. Annual Compensation. In consideration of Executive’s services to the Company pursuant to this Agreement, Executive’s annual compensation shall be as follows:

(a) Base Salary. Executive shall be entitled to receive a base salary of $33,333.33 per month (his “Base Salary”) ($400,000 on an annualized basis) (such annualized amount, his “Annual Base Salary”), paid in accordance with the Company’s regular payroll practices. The CEO will review the level of Executive’s Base Salary at least annually, beginning in July 2008. The CEO, acting in its discretion, may increase (but may not decrease) Executive’s Base Salary at any time, unless the CEO concludes that an across-the-board reduction in compensation is required for all executive officers of the Company, in which case Executive’s compensation shall be ratably reduced.

(b) Annual Cash Incentive Award. Executive will participate in the Company’s annual cash incentive plan established for senior executives with an annual target cash award equal to 100% of Executive’s Annual Base Salary, with the ability to earn additional amounts up to a maximum cash award equal to 200% of Executive’s Annual Base Salary. Executive’s annual cash incentive award will be payable at such time as annual cash incentive awards are paid to executive officers generally, but not later than 120 days after the end of the fiscal year for which such award is earned. The annual performance targets for the cash award shall be set by the Board and/or the Compensation Committee of the Board (the “Compensation Committee”) prior to the commencement of each fiscal year of the Company.

(c) Equity Incentive Program. Executive shall be awarded, subject to the approval of the Board, equity incentives with respect to shares of the Company’s common stock (“Shares”), which shall be granted under the Korn/Ferry International Performance Award Plan, as the same may be amended from time to time. Such annual equity incentives shall be awarded at the same time annual option grants are awarded to the Company’s other executive officers, beginning with grants attributable to performance for the firm’s 2008 fiscal year. The terms of any equity incentives granted shall be set by the Board or the Compensation Committee. Initially:

(1) Executive shall be eligible to receive a grant of 17,000 shares of restricted stock subject to the discretion of and approval by the Board and /or Compensation Committee. Such grant will vest in three installments on the 1st, 2nd, and 3rd anniversary of the effective date of the grant, in each case subject to Executive’s continuous employment with the Company. Other terms of such grant shall be set by the Board and/or the Compensation Committee.

(2) Executive shall be eligible to receive an award of performance shares (“Performance Shares”), with a target grant value of 100% of Executive’s Annual Base Salary (as determined by the Board and/or the Compensation Committee) which will be earned at the end of, and based on the Company’s performance during, a performance period of 3 years (the “Performance Period”). Other terms of such performance shares grant shall be set by the Board or the Compensation Committee.

(3) Executive shall be eligible to receive an annual grant of restricted stock, subject to the discretion of and approval of the Board and/or the Compensation Committee, with a target grant value of 100% of Executive’s Annual Base Salary (as determined by the Board and/or the Compensation Committee). Such restricted stock will vest in four installments on the 1st, 2nd, 3rd, and 4th anniversary of the effective date of the grant, in each case subject to Executive’s continuous employment with the Company. Other terms of such restricted stock grant shall be set by the Board and/or the Compensation Committee.

5. Employee Benefit Programs and Perquisites.

(a) General. Executive will be entitled to participate in such retirement or pension plans, group health, long term disability and group life insurance plans, and any other welfare and fringe benefit plans, arrangements, programs and perquisites sponsored or maintained by the Company from time to time for the benefit of its senior executives generally, including four weeks paid vacation and three weeks paid sick leave.

(b) Reimbursement of Business Expenses. Executive is authorized to incur reasonable expenses in accordance with the Company’s written policy in carrying out Executive’s duties and responsibilities under this Agreement. The Company will promptly reimburse Executive for all such expenses that are so incurred upon presentation of appropriate vouchers or receipts, subject to the Company’s expense reimbursement policies applicable to senior executive officers generally.

(c) Reimbursement of Country Club Dues. The Company will reimburse Executive for up to $700 per month for all such expenses that are incurred upon presentation of appropriate vouchers or receipts, subject to the Company’s expense reimbursement policies applicable to senior executive officers generally. The Company will also reimburse Executive for reasonable annual increases in such club dues.

(d) Car Allowance. The Company shall pay to Executive a car allowance of $450 per month.

(c) Conditions of Employment. Executive’s place of employment will be at the Company’s corporate headquarters in Los Angeles, California, and the Company’s offices in Orange County, California, subject to the need for reasonable business travel. The conditions of Executive’s employment, including, without limitation, office space, office appointments, secretarial, administrative and other support, will be consistent with Executive’s status as Chief Financial Officer of the Company.

6. Termination of Employment.

(a) Death. If Executive’s employment with the Company terminates by reason of Executive’s death, then the Company will pay to Executive’s estate Executive’s “Accrued Compensation” (as defined in Section 6(i)) within the time period permitted by applicable law, and all outstanding stock options and other equity-type incentives held by Executive (but expressly excluding Performance Shares) and all of Executive’s benefits under the Executive Capital Accumulation Plan at the time of Executive’s death will become fully vested and shall remain exercisable until (i) in the case of an option, incentive or benefit granted prior to the Start Date, until its originally scheduled expiration date; or (ii) in the case of an option, incentive or benefit granted after the Start Date, the earlier of (A) the date that is two (2) years after the date of Executive’s death or (B) its originally scheduled expiration date. Additionally, Executive’s estate shall be entitled to a pro rata portion of Executive’s target annual cash incentive award established for the fiscal year in which Executive’s employment terminates due to death (based on the proportion that the number of days of Executive’s actual service to the Company during such fiscal year bears to the number of days in such fiscal year). Executive’s estate shall also be entitled to receive the number of Performance Shares that would have been earned if

Executive had served the Company for the entire Performance Period and the Company’s performance during such period had been the target performance for the Performance Period. To the extent Executive’s covered dependent(s) continue to participate in the Company’s group health plan(s) after Executive’s death pursuant to COBRA, the Company will provide reimbursement of COBRA coverage premiums paid by Executive’s covered dependent(s) so that such covered dependent(s) enjoy coverage at the same benefit level and to the same extent and for the same effective contribution, if any, as participation is available to other executive officers of the Company, for as long as such coverage is available under COBRA.

(b) Disability. If the Company terminates Executive’s employment by reason of Executive’s Disability (as defined in Section 6(i)), then the Company will pay to Executive his Accrued Compensation within the time period permitted by applicable law and all outstanding stock options and other equity-type incentives (but expressly excluding Performance Shares) held by Executive and all of Executive’s benefits under the Executive Capital Accumulation Plan at Executive’s termination date will become fully vested and shall remain exercisable until (i) in the case of an option, incentive or benefit granted prior to the Start Date, until its originally scheduled expiration date; or (ii) in the case of an option, incentive or benefit granted after the Start Date, the date that is the earlier of (A) two (2) years after the date Executive’s employment terminates and (B) its original scheduled expiration date. Additionally, Executive shall be entitled to a pro rata portion of Executive’s target annual cash incentive award established for the fiscal year in which Executive’s employment terminates due to disability (based on the proportion that the number of days during such fiscal year prior to the date of termination bears to the number of days in such fiscal year). Executive shall also be entitled to receive the number of Performance Shares that would have been earned if Executive had served the Company for the entire Performance Period and the Company’s performance during such period had been the target performance for the Performance Period. To the extent Executive and/or Executive’s covered dependent(s) continue to participate in the Company’s group health plan(s) pursuant to COBRA after Executive’s termination of employment by reason of Disability, the Company will provide reimbursement of COBRA coverage premiums paid by Executive and Executive’s dependent(s) so that Executive and Executive’s covered dependent(s) enjoy coverage at the same benefit level and to the same extent and for the same effective contribution, if any, as participation is available to other executive officers of the Company, for as long as such coverage is available under COBRA.

(c) Termination by the Company for Cause or Voluntary Termination by Executive. If (i) the Company terminates Executive’s employment for Cause (as defined in Section 6(i)), or (ii) Executive voluntarily terminates Executive’s employment without Good Reason (as defined in Section 6(i)), then the Company shall pay to Executive Executive’s Accrued Compensation through the date Executive’s employment terminates within the time period permitted by applicable law.

(d) Termination by the Company Without Cause or by Executive for Good Reason Prior to Change in Control or More Than 12 Months After a Change in Control. If Executive’s employment is terminated prior to a “Change in Control” (as defined in Schedule A), or more than 12 months after the date on which a Change in Control occurs, (i) by the Company without Cause and for a reason other than Executive’s Death or Disability, or (ii) by Executive for Good Reason, then the Company shall pay to Executive within the time period permitted by applicable law Executive’s Accrued Compensation and a pro rata portion of Executive’s target annual cash incentive award established for the fiscal year in which Executive’s employment terminates (based on the number of days of Executive’s actual service to the Company during such fiscal year), and

(1) the Company shall pay to Executive, in the aggregate, cash payments equal to the sum of one (1) time Executive’s then current Annual Base Salary and one (1) time Executive’s target bonus, payable in equal monthly installments over a period of twelve (12) months after the date Executive’s employment terminates;

(2) for up to eighteen (18) months after such termination, to the extent Executive and/or Executive’s covered dependent(s) continue to participate in the Company’s group health plan(s) pursuant to COBRA after Executive’s termination of employment, the Company will provide reimbursement of COBRA coverage premiums paid by Executive and Executive’s covered dependent(s) so that Executive and Executive’s covered dependent(s) enjoy coverage at the same benefit level and to the same extent and for the same effective contribution, if any, as participation is available to other executive officers of the Company;

(3) all outstanding stock options and other equity-type incentives held by Executive and all of Executive’s benefits under the Executive Capital Accumulation Plan at the time of Executive’s termination (but expressly excluding Performance Shares) that would have vested in the twelve (12) months following the date Executive’s employment terminates (in each case, as if such options, incentives and benefits permitted proportionate vesting in monthly increments rather than any longer increment) will become fully vested as of the date Executive’s employment terminates and shall remain exercisable until (A) in the case of an option, incentive or benefit granted prior to the Start Date, until its originally scheduled expiration date or (B) in the case of an option, incentive or benefit granted after the Start Date, the date that is the earlier of (x) two (2) years after the date Executive’s employment terminates and (y) its originally scheduled expiration date; and

(4) Executive shall receive a number of Performance Shares equal to the product of (A) the Performance Shares that would have been earned if Executive had served the Company for the entire Performance Period and the Company’s performance during such period had been the target performance for the Performance Period, and (B) a fraction, (x) the numerator of which fraction shall be the sum of (i) the number of days of Executive’s employment during the Performance Period and (ii) 365 (provided that the numerator shall not exceed the number of days in the Performance Period) and (y) the denominator of which fraction shall be the number of days in the Performance Period.

(e) Following a Change in Control, Termination by the Company Without Cause or by Executive for Good Reason. If a Change in Control occurs and, within 12 months after the date on which the Change in Control occurs, Executive’s employment is terminated (i) by the Company without Cause or (ii) by Executive for Good Reason, then the Company shall pay to Executive within the time period permitted by applicable law Executive’s Accrued Compensation and a pro rata portion of Executive’s target annual cash incentive award established for the fiscal year in which Executive’s employment terminates (based on the number of days of Executive’s actual service to the Company during such fiscal year), and

(1) the Company shall pay to Executive, in the aggregate, cash payments equal to the sum of one and one-half times Executive’s then current Annual Base Salary and one and one-half times Executive’s target bonus, payable in equal monthly installments over a period of twelve (12) months after the date Executive’s employment terminates;

(2) for up to eighteen (18) months after such termination, to the extent Executive and/or Executive’s covered dependent(s) continue to participate in the Company’s group health plan(s) pursuant to COBRA after Executive’s termination of employment, the Company will provide reimbursement of COBRA coverage premiums paid by Executive and Executive’s dependent(s) so that Executive and Executive’s covered dependent(s) enjoy coverage at the same benefit level and to the same extent and for the same effective contribution, if any, as participation is available to other executive officers of the Company; for the six (6) months thereafter, if continuing coverage under the Company’s group health plan(s) is not available under COBRA, upon the written request of Executive at any time prior to or during such six (6) month period, the Company will seek to secure continuing coverage for Executive and/or Executive’s covered dependent(s) under the Company’s group health plan(s), or if such coverage is unavailable, substantially similar coverage through an alternative health plan provider, and in either case, if such coverage is obtained, the Company will reimburse Executive and Executive’s covered dependent(s) for a portion of the cost of such coverage equal to the amount that the Company would have paid Executive and Executive’s covered dependents had Executive and Executive’s covered dependent(s) been eligible for COBRA coverage and the Company was obligated to provide reimbursement of COBRA coverage premiums paid by Executive and Executive’s dependent(s) so that Executive and Executive’s covered dependent(s) could enjoy coverage at the same benefit level and to the same extent and for the same effective contribution, if any, as participation is available to other executive officers of the Company;

(3) all outstanding stock options and other equity-type incentives held by Executive and all of Executive’s benefits under the Executive Capital Accumulation Plan at the time of Executive’s termination (but expressly excluding Performance Shares) will become fully vested and shall remain exercisable until (A) in the case of an option, incentive or benefit granted prior to the Start Date, until its originally scheduled expiration date or (B) in the case of an option, incentive or benefit granted after the Start Date, the date that is the earlier of (x) two (2) years after the date Executive’s employment terminates and (y) its originally scheduled expiration date;

(4) Executive shall receive a number of Performance Shares equal to the product of (A) the Performance Shares that would have been earned if Executive had served the Company for the entire Performance Period and the Company’s performance during such period had been the Company’s actual performance for the entire Performance Period, and (B) a fraction, (x) the numerator of which fraction shall be the number of days between the start of the Performance Period and the effective date of the Change in Control and (y) the denominator of which fraction shall be the number of days in the Performance Period.

(5) Executive shall receive a number of Performance Shares equal to the product of (A) the Performance Shares that would have been earned if Executive had served the Company for the entire Performance Period and the Company’s performance during such period had been the target performance for the Performance Period, and (B) a fraction, (x) the numerator of which fraction shall the number of days between the effective date of the Change in Control and the end of the Performance Period and (y) the denominator of which fraction shall be the number of days in the Performance Period.

(f) Certain Additional Payments by the Company.

(1) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company (or any of its affiliated entities) or any entity which effectuates a Change in Control (or any of its affiliated entities) to or for the benefit of Executive (whether pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 6(f)) (the “Payments”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Company shall pay to Executive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (including any Excise Tax) imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to (i) pay federal income taxes at the highest marginal rates of federal income taxation for the calendar year in which the Gross-Up Payment is to be made and (ii) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. In the event that no Excise Tax is applicable, this Section 6(f) shall not be applicable.

(2) Notwithstanding the foregoing, the Gross-Up Payment described in subsection (1) shall not be paid to Executive if the aggregate Parachute Value (as defined below) of all Payments does not exceed one hundred ten percent (110%) of the Safe Harbor Amount (as defined below). In such an instance, the Payments to which Executive would otherwise become entitled will instead be reduced (but not below zero) so that the aggregate present value of the Payments under this Agreement shall equal the Reduced Amount (as defined below). Unless the Employee shall have elected another method of reduction by written notice to the Company prior to the Change in Control, the Company shall reduce the Payments under this Agreement by first reducing Payments that are payable in cash and then by reducing Payments that are not payable in cash. Only amounts payable under this Agreement shall be reduced pursuant to this subsection (2). The “Parachute Value” of a Payment is the present value as of the date of the Change in Control of the portion of the Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Auditor (as defined below) in accordance with such section of the Code. The “Safe Harbor Amount” is the maximum dollar amount of payments in the nature of compensation that are contingent on a Change in Control (as described in Section 280G of the Code) and that may be paid or distributed to Executive without the imposition of the Excise Tax. The “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of Payments under this Agreement without causing any such Payment to be subject to the Excise Tax, as determined in accordance with Section 280G(d)(4) of the Code.

(3) The determinations to be made with respect to this Section 6(f) shall be made by an accounting firm (the “Auditor”) jointly selected by the Company and Executive and paid by the Company. The Auditor shall be a nationally recognized United States public accounting firm that has not during the two years preceding the date of its selection acted in any way on behalf of the Company or any of its subsidiaries. If Executive and the Company cannot agree on the firm to serve as the Auditor, then Executive and the Company shall each select one such accounting firm and those two firms shall jointly select such an accounting firm to serve as the Auditor. Any Gross-Up Payment under this Section 6(f) with respect to any Payments shall be made no later than thirty (30) days following such Payment. If the Auditor determines that no Excise Tax is payable by Executive, it shall furnish Executive with a written opinion to such effect, and to the effect that failure to report the Excise Tax, if any, on Executive’s applicable federal income tax return will not result in the imposition of a negligence or similar penalty. If the Auditor determines that the aggregate Parachute Value of all Payments does not exceed one hundred ten percent (110%) of the Safe Harbor Amount, it shall furnish Executive with a written opinion to such effect, and a statement of the reduction in Payments that shall be made to provide Executive with the Reduced Amount. The determinations by the Auditor shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the determination, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”) or Gross-Up Payments are made by the Company which should not have been made (“Overpayment”), consistent with the calculations required to be made hereunder. In the event that the Executive thereafter is required to make payment of any Excise Tax or additional Excise Tax, the Auditor shall determine the amount of the Underpayment that has occurred and any such Underpayment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) shall be promptly paid by the Company to or for the benefit of Executive. In the event the amount of the Gross-Up Payment exceeds the amount necessary to reimburse the Executive for his or her Excise Tax, the Auditor shall determine the amount of the Overpayment that has been made and any such Overpayment (together with interest at the rate provided in Section 1274(b)(2) of the Code) shall be promptly paid by Executive (to the extent he or she has received a refund if the applicable Excise Tax has been paid to the Internal Revenue Service) to or for the benefit of the Company. Executive shall cooperate, to the extent his or her expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax. In the event that the Auditor determines that the value of any accelerated vesting of stock options held by Executive shall be redetermined within the context of Treasury Regulation §1.280G-1 Q/A 33 (the “Option Redetermination”), Executive shall (i) file with the Internal Revenue Service an amended federal income tax return that claims a refund of the overpayment of the Excise Tax attributable to such Option Redetermination and (ii) promptly pay the refunded Excise Tax to the Company; provided that the Company shall pay all reasonable professional fees incurred in the preparation of Executive’s amended federal income tax return.

(g) Other Programs. Except as otherwise provided in this Agreement, Executive’s entitlements under applicable plans and programs of the Company following termination of Executive’s employment will be determined under the terms of those plans and programs.

(h) Conditions to Receipt of Benefits Under Section 6. Notwithstanding anything in this Agreement to the contrary, other than the payment of Executive’s Accrued Compensation through the date of termination of Executive’s employment, Executive shall not be entitled to any payments or benefits under this Section 6 shall unless and until Executive (or the representative of Executive’s estate, in the case of termination due to Executive’s death), executes and delivers to the Company, within thirty (30) days of the date of termination of Executive’s employment, a unilateral general release of all known and unknown claims against the Company and its officers, directors, employees, agents and affiliates in a form acceptable to the Company, and such release becomes fully effective and irrevocable under applicable law. Additionally, Executive shall not be entitled to payments and benefits under this Section 6 on or after the date, if any, during the twelve (12) months following the date Executive’s employment terminates (the “Restricted Period”), that Employee (1) breaches or otherwise fails to comply with any of Executive’s obligations under Section 9(a) (Nondisclosure of Confidential Information) or Section 10 (Nonsolicitation) under this Agreement, or (2) Executive elects to, directly or indirectly, (a) own, manage, operate, sell, control or participate in the ownership, management, operation, sales or control of any of the following: Heidrick & Struggles, Manpower, Kelly Services, Spencer Stuart, Russell Reynolds, Egon Zender and/or Spherion (each a “Listed Entity”) provided that the foregoing shall not be applicable to the ownership of not more than 1% of the publicly traded equity securities of any of the foregoing or to the indirect ownership of any of the foregoing through the ownership of mutual funds; or (b) request or advise any of the clients, vendors or other business contacts of the Company with which Executive had contact while employed by the Company to withdraw, curtail, cancel or not increase their business with the Company. Executive agrees to notify the Company of each employment or consulting engagement he accepts during the Restricted Period (including the name and address of the hiring party) and will, upon request by the Company, describe in reasonable detail the nature of his duties in each such position.

(i) Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth herein:

(1) “Accrued Compensation” means, as of any date, the amount of any unpaid Base Salary and annual cash incentive award earned by Executive through the date of Executive’s death or the termination of Executive’s employment, plus any additional amounts and/or benefits payable to or in respect of Executive under and in accordance with the provisions of any employee plan, program or arrangement under which Executive is covered immediately prior to Executive’s death, disability or the termination of Executive’s employment (it being understood and agreed that no portion of the annual cash incentive award described in Section 4(b) shall be deemed earned unless Executive was employed with the Company as of the last day of the fiscal year to which such award applies).

(2) “Cause” shall mean (a) conviction of any felony or other crime involving fraud, dishonesty or acts of moral turpitude or pleading guilty or nolo contendere to such charges, or (b) reckless or intentional behavior or conduct that causes or is reasonably likely to cause the Company material harm or injury or exposes or is reasonably likely to expose the Company to any material civil, criminal or administrative liability, or (c) any material misrepresentation or false statement made by Executive in any application for employment, employment history, resume or other document submitted to the Company, either before, during or after employment. Prior to terminating the Executive for Cause, the Company shall be required to provide Executive with 90 days advanced written notice of its intention to terminate Executive for Cause, but Executive shall be permitted to cure any performance deficiencies during such 90 day period (if the termination is not due to performance deficiencies, then the Company is permitted to put Executive on paid leave during such 90 day period).

(3) “Disability” means any medically determinable physical or mental condition or impairment which prevents Executive from performing the principal functions of Executive’s duties with the Company that can be expected to result in death or that has lasted or can be expected to last for a period of 90 consecutive days or for shorter periods aggregating 180 days in any consecutive 12 month period, with such determination to be made by an approved medical doctor. For this purpose, an approved medical doctor shall mean a medical doctor selected by the Company and Executive. If the parties cannot agree on a medical doctor, each party shall select a medical doctor and the two doctors shall select a third medical doctor who shall be the approved medical doctor for this purpose.

(4) Executive shall be deemed to have “Good Reason” to terminate his employment hereunder if, without Executive’s prior written consent, (A) the Company materially reduces Executive’s duties or responsibilities as Chief Financial Officer or assigns Executive duties which are materially inconsistent with his duties or which materially impair Executive’s ability to function as Chief Financial Officer, or (B) the Company reduces Executive’s then current Base Salary or target award opportunity under the Company’s annual cash incentive bonus plan or annual stock option award program, or terminates or materially reduces any employee benefit or perquisite enjoyed by Executive (in each case, other than as part of an across-the-board reduction applicable to all executive officers of the Company), or (C) the Company fails to perform or breaches its obligations under any other material provision of this Agreement, or (D) Executive’s primary location of business is moved by more than 100 miles, or (E) the Company reduces Executive’s title of Chief Financial Officer or removes him, or (F) the Company fails to obtain the assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the assets of the Company within 15 days after a merger, consolidation, sale or similar transaction. Prior to terminating for Good Reason, the Executive shall be required to provide the Company with 30 days advanced written notice of his intention to terminate employment for Good Reason, but the Company shall be permitted to cure any events giving rise to such Good Reason during such 30 day period.

7. Application of Section 409A. Notwithstanding any inconsistent provision of this Agreement, to the extent the Company determines in good faith that (a) one or more of the payments or benefits received or to be received by Executive pursuant to this Agreement in connection with Executive’s termination of employment would constitute deferred compensation subject to the rules of Internal Revenue Code Section 409A (“Section 409A”), and (b) that Executive is a “specified employee” under Section 409A, then only to the extent required to avoid the Executive’s incurrence of any additional tax or interest under Section 409A, such payment or benefit will be delayed until the date which is six (6) months after Executive’s “separation from service” within the meaning of Section 409A. The Company and Executive agree to negotiate in good faith to reform any provisions of this Agreement to maintain to the maximum extent practicable the original intent of the applicable provisions without violating the provisions of Section 409A, if the Company deems such reformation necessary or advisable pursuant to guidance under Section 409A to avoid the incurrence of any such interest and penalties. Such reformation shall not result in a reduction of the aggregate amount of payments or benefits under this Agreement, nor the obligation of the Company to pay interest on any payments delayed for the purposes of avoiding a violation of Section 409A.

8. No Mitigation; No Offset. Executive will have no obligation to seek other employment or to otherwise mitigate the Company’s obligations to Executive arising from the termination of Executive’s employment, and no amounts paid or payable to Executive by the Company under this Agreement shall be subject to offset for any remuneration in which Executive may become entitled from any other source after Executive’s employment with the Company terminates, whether attributable to subsequent employment, self-employment or otherwise except that subsequent employment during the term of this Agreement with an employer providing benefit plans shall result in an offset against benefits payable by the Company hereunder to the extent of the benefits paid by the new employer.

9. Confidential Information; Cooperation with Regard to Litigation.

(a) Nondisclosure of Confidential Information. During Executive’s employment and thereafter, Executive will not, without the prior written consent of the Company, disclose to anyone (except in good faith in the ordinary course of business to a person who, to Executive’s knowledge, is obligated to keep such information confidential) or make use of any Confidential Information (as defined below) except in the performance of Executive’s duties hereunder or when required to do so by legal process, by any governmental agency having supervisory authority over the business of the Company or any of its Affiliates (as defined below) or by any administrative or legislative body (including a committee thereof) that requires Executive to divulge, disclose or make accessible such information. If Executive is so ordered, to divulge Confidential Information, he will give prompt written notice to the Company in order to allow the Company the opportunity to object to or otherwise resist such order.

(b) Definition of Confidential Information. For purposes of this Agreement, “Confidential Information” means information concerning the business of the Company or any corporation or other entity that, directly or indirectly, controls, is controlled by or under common control with the Company (an “Affiliate”) relating to any of its or their products, product development, trade secrets, customers, suppliers, finances, and business plans and strategies. Excluded from the definition of Confidential Information is information (1) that is or becomes part of the public domain, other than through the breach of this Agreement by Executive or (2) regarding the Company’s business or industry properly acquired by Executive in the course of Executive’s career as an executive in the Company’s industry and independent of Executive’s employment by the Company. For this purpose, information known or available generally within the trade or industry of the Company or any Affiliate shall be deemed to be known or available to the public and not to be Confidential Information.

(c) Cooperation in Litigation. Executive will cooperate with the Company, during Executive’s employment (and following Executive’s termination of employment for any reason for a period of two years thereafter), by making Executive reasonably available to testify on behalf of the Company or any Affiliate in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to reasonably assist the Company or any such Affiliate in any such action, suit, or proceeding by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to the Company or any such Affiliate, as reasonably requested; provided, however, that the same does not materially interfere with Executive’s then current professional activities. The Company will reimburse Executive for all expenses reasonably incurred by Executive in connection with Executive’s provision of testimony or assistance (including the fees of any counsel that may be retained by Executive) and if such assistance is provided after Executive’s termination of employment, will pay Executive a per diem rate of $2,000.

10. Nonsolicitation. Executive shall not induce or solicit, directly or indirectly, any employee of or consultant to the Company or any Affiliate to terminate such person’s employment or consulting engagement with the Company or any Affiliate during Executive’s employment under this Agreement and for a period of 12 months following the termination of Executive’s employment under this Agreement.

11. Remedies. If Executive commits a material breach of any of the provisions contained in Sections 9 and 10 above, then the Company will have the right to seek injunctive relief. Executive acknowledges that such a breach of Section 9 or 10 could cause irreparable injury and that money damages may not provide an adequate remedy for the Company. Nothing contained herein will prevent Executive from contesting any such action by the Company on the ground that no violation or threatened violation of either such Section has occurred.

12. Resolution of Disputes. Any controversy or claim arising out of or relating to this Agreement or any breach or asserted breach hereof or questioning the validity and binding effect hereof arising under or in connection with this Agreement, other than seeking injunctive relief under Section 11, shall be resolved by binding arbitration, to be held in Los Angeles, California in accordance with the rules and procedures of the JAMS. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. All costs and expenses of any arbitration or court proceeding (including fees and disbursements of counsel) shall be borne by the respective party incurring such costs and expenses, but the Company shall reimburse Executive for all reasonable costs and expenses by Executive if Executive substantially prevails in such arbitration or court proceeding. Notwithstanding the foregoing, if any applicable law requires different or additional rules or procedures to be applied in order for this Agreement to arbitrate to be enforceable, or prohibits any expense allocation provided herein, such rules or procedures shall take precedence and such prohibitions shall be a part of this Agreement to the to the extent necessary to render this Agreement enforceable.

13. Indemnification.

(a) Company Indemnity. If Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he is or was a director, officer or employee of the Company or any Affiliate or was serving at the request of the Company or any Affiliate as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is Executive’s alleged action in an official capacity while serving as a director, officer, member, employee or agent, then the Company will indemnify Executive and hold Executive harmless to the fullest extent legally permitted or authorized by the Company’s articles of incorporation, certificate of incorporation or bylaws or resolutions of the Company’s Board to the extent not inconsistent with state laws, against all costs, expense, liability and loss (including, without limitation, attorney’s fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by Executive in connection therewith, except to the extent attributable to Executive’s gross negligence or fraud, and such indemnification shall continue as to Executive even if he has ceased to be a director, member, officer, employee or agent of the Company or Affiliate and shall inure to the benefit of Executive’s heirs, executors and administrators. The Company will advance to Executive all reasonable costs and expenses to be incurred by Executive in connection with a Proceeding within 20 days after receipt by the Company of a written request for such advance. Such request shall include an undertaking by Executive to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses. The provisions of this section shall not be deemed exclusive of any other rights of indemnification to which Executive may be entitled or which may be granted to Executive and shall be in addition to any rights of indemnification to which he may be entitled under any policy of insurance.

(b) No Presumption Regarding Standard of Conduct. Neither the failure of the Company (including its Board, independent legal counsel or shareholders) to have made a determination prior to the commencement of any proceeding concerning payment of amounts claimed by Executive under the preceding subsection (a) of this section that indemnification of Executive is proper because Executive has met the applicable standard of conduct, nor a determination by the Company (including its Board, independent legal counsel or shareholders) that Executive has not met such applicable standard of conduct, shall create a presumption that Executive has not met the applicable standard of conduct.

(c) Liability Insurance. The Company will continue and maintain a directors and officers liability insurance policy covering Executive to the extent the Company provides such coverage for its other senior executive officers.

14. Effect of Agreement on Other Benefits. Except as specifically provided in this Agreement, the existence of this Agreement shall not be interpreted to preclude, prohibit or restrict Executive’s participation in any other employee benefit or other plans or programs in which he currently participates.

15. Expenses of Counsel for Executive. The Company and Executive will each bear their own respective legal and other expenses incurred in connection with the negotiation, execution and delivery of this Agreement.

16. Assignment; Binding Nature. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs (in the case of Executive) and permitted assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred to the successor of the Company or its business if the assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. No rights or obligations of Executive under this Agreement may be assigned or transferred by Executive other than Executive’s rights to compensation and benefits, which may be transferred only by will or operation of law, except as otherwise specifically provided or permitted hereunder.

17. Representations. The Company represents and warrants that it is fully authorized and empowered to enter into this Agreement and that the performance of its obligations under this Agreement will not violate any Agreement between it and any other person, firm or organization. Executive represents and warrants that there is no legal or other impediment which would prohibit Executive from entering into this Agreement or which would prevent Executive from fulfilling Executive’s obligations under this Agreement.

18. Entire Agreement. This Agreement contains the entire understanding and agreement between the parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto.

19. Amendment or Waiver. No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by Executive and an authorized officer of the Company. Except as set forth herein, no delay or omission to exercise any right, power or remedy accruing to any party shall impair any such right, power or remedy or shall be construed to be a waiver of or an acquiescence to any breach hereof. No waiver by either party of any breach by the other party of any condition or provision contained in this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by Executive or an authorized officer of the Company, as the case may be.

20. Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

21. Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of Executive’s employment to the extent necessary to the intended preservation of such rights and obligations.

22. Beneficiaries/References. Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive’s death by giving the Company written notice thereof. In the event of Executive’s death or a judicial determination of Executive’s incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to Executive’s beneficiary, estate or other legal representative.

23. Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of California without reference to principles of conflict of laws.

24. Counterparts and Facsimile. This Agreement may be executed in any number of counterparts, each such counterpart shall be deemed to be an original instrument, and all such counterparts together shall constitute but one agreement. Any such counterpart may contain one or more signature pages. A copy of this Agreement executed by any party and transmitted by facsimile shall be binding upon the parties as if executed and delivered in person.

25. Notices. Any notice given to a party shall be in writing and shall be deemed to have been given when delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address of the party indicated below or to such changed address as such party may subsequently give such notice of:

If to the Company:	KORN/FERRY INTERNATIONAL

1900 Avenue of the Stars, Suite 2600

Los Angeles, CA 90067

Attention: Corporate Secretary

If to Executive:

IN WITNESS WHEREOF, the undersigned have executed this Employment Agreement on the date first above written.

The Company:	KORN/FERRY INTERNATIONAL

	By:	Gary D. Burnison
	Its:	Chief Executive Officer

Executive:	STEPHEN J. GIUSTO

SCHEDULE A

DEFINITION OF CHANGE IN CONTROL

For purposes of the foregoing Agreement, a “Change in Control” shall mean any of the following:

(a) an acquisition by any Person (excluding one or more Excluded Persons) of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) or a pecuniary interest (as defined in Section 16a-1(a)(2) of the Exchange Act) in (either comprising “ownership of”) more than 30% of the Common Stock of the Company or voting securities entitled to then vote generally in the election of directors (“Voting Stock”) of the Company, after giving effect to any new issue in the case of an acquisition from the Company; or

(b) approval by the shareholders of the Company of a plan, or the consummation, of merger, consolidation, or reorganization of the Company or of a sale or other disposition of all or substantially all of the Company’s consolidated assets as an entirety (collectively, a “Business Combination”), other than a Business Combination (1) in which all or substantially all of the holders of Voting Stock of the Company hold or receive directly or indirectly 70% or more of the Voting Stock of the entity resulting from the Business Combination (or a parent company), and (2) after which no Person (other than any one or more of the Excluded Persons) owns more than 30% of the Voting Stock of the resulting entity (or a parent company) who did not own directly or indirectly at least that percentage of the Voting Stock of the Company immediately before the Business Combination, and (3) after which one or more Excluded Persons own an aggregate amount of Voting Stock of the resulting entity owned by any Persons who (i) own more than 5% of the Voting Stock of the resulting entity, (ii) are not Excluded Persons, (iii) did not own directly or indirectly at least the same percentage of the Voting Stock of the Company immediately before the Business Combination, and (iv) in the aggregate own more than 30% of the Voting Stock of the resulting entity; or

(c) approval by the Board of Directors of the Company and (if required by law) by shareholders of the Company of a plan to consummate the dissolution or complete liquidation of Korn/Ferry International; or

(d) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board and any new directors (excluding any new director designated by a person who has entered into an agreement or arrangement with Korn/Ferry International to effect a transaction described in clause (a) or (b) of this definition) whose appointment, election, or nomination for election was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose appointment, election or nomination for election was previously so approved (all such directors, “Incumbent Directors”), cease for any reason to constitute a majority of the Board; provided that for purposes of this clause (d), any directors elected at any time during 1999 shall be deemed to be Incumbent Directors.

Notwithstanding the above provisions in this Schedule A, no Change in Control shall be deemed to have occurred if a Business Combination, as described in paragraph (b) above, is effected and a majority of the Incumbent Directors, through the adoption of a Board resolution, determines that, in substance, no Change in Control has occurred.

The “Company” means Korn/Ferry International, a Delaware corporation, its successors, and/or its Subsidiaries, as the context requires.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Excluded Person” means

(i) the Company; or

(ii) any person described in and satisfying the conditions of Rule 13d-1(b)(1) under the Exchange Act; or

(iii) any employee benefit plan of the Company; or

(iv) any affiliates (within the meaning of the Exchange Act), successors, or heirs, descendants or members of the immediate families of the individuals identified in party (b) of this definition.

“Person” means an organization, a corporation, an individual, a partnership, a trust or any other entity or organization, including a governmental entity and a “person” as that term is used under Section 13(d) or 14(d) of the Exchange Act.

18